RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Annual Lock Crediting Method Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date shown under Contract Data. Except where this endorsement provides otherwise, it is subject to all terms, conditions, and limitations of the contract. If there is any conflict between this endorsement and the contract, including any attached riders and endorsements, these endorsement provisions take precedence.

The following is added to the Crediting Methods provision:

Annual Lock with a Buffer

On each Contract Anniversary during the Segment and on the Segment Maturity Date, the Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on that Contract Anniversary

B = the Index Value on the prior Contract Anniversary (use the Index Value on the Contract Date for the first contract year)

If the Index rate of return is positive or zero, the annual lock return for the year will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return.

If the Index rate of return is negative and between zero and the Buffer (inclusive of the Buffer), the annual lock return for the year is zero.

If the Index rate of return is negative and is more negative than the Buffer, the annual lock return for the year will equal the Index rate of return plus the absolute value of the Buffer.

The Segment rate of return is a cumulative rate based on the annual lock return for each year of the Segment.

The Upside Participation Rate for this Crediting Method is 100% and will not change.

This Crediting Method may not always be available.

Example

The following example assumes the Buffer equals -10%, the Cap equals 7%, and the duration of the Segment equals 3 years.

•	Year 1: If the Index rate of return is 10%, the annual lock return will equal 7% (the return is limited by the 7% Cap).

•	Year 2: If the Index rate of return is -5%, the annual lock return will equal 0% (the Buffer reduces the loss to 0%).

•	Year 3: If the Index rate of return is -12%, the annual lock return will equal -2% (the Buffer reduces the loss to -2%).

•	The Segment rate of return will equal 4.86% (the cumulative return is equal to (1 + 7%) * (1 + 0%) * (1 + -2%)—1.

RiverSource Life Insurance Company

Vice President – Service Operations

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